Media Contacts: Elli Holman GE Fanuc 508-698-7456 elli.holman@gefanuc.com Russell Wilkerson GE 203-373-3193	Jennifer D. Wade SBS Technologies, Albuquerque 505-875-0600 (Investor Relations) jwade@sbs.com

GE Fanuc Embedded Systems To Acquire SBS Technologies

Combination Creates Broad Offering To Meet Customer Demand

CHARLOTTESVILLE, Va. and ALBUQUERQUE, N.M.— March 20, 2006 — GE Fanuc Embedded Systems, a unit of General Electric Company (NYSE: GE), and SBS Technologies®, Inc. (Nasdaq: SBSE) announced today that GE Fanuc Embedded Systems has agreed to acquire SBS Technologies, a designer of open architecture embedded computer products that enable original equipment manufacturers to serve commercial, communication and government customers. Pursuant to the transaction, SBS Technologies shareholders will receive $16.50 per share payable in cash, for a total consideration of approximately $215 million, net of SBS Technologies' cash and equivalents.

The combination of SBS Technologies and GE Fanuc Embedded Systems will create a broad presence in the industry, offering an extensive line of products ranging from embedded boards in multiple form factors, bus architectures, and fabrics to fully integrated systems available in a range of environmental grades. SBS Technologies is headquartered in Albuquerque, New Mexico with locations in Minnesota, Massachusetts, California, North Carolina, Germany, Canada and China.

"SBS Technologies is more than an acquisition for GE Fanuc Embedded Systems, it is a great strategic fit," said Maryrose Sylvester, president and CEO of GE Fanuc. "The combination of the two companies will provide depth and breadth in crucial product areas primed for growth.

"We are very excited about this acquisition," Sylvester continued, "and we believe the combined entity will be in a position to serve a variety of customers including those interested in communications, medical imaging, industrial automation, and military systems."

SBS Technologies designs and builds computer boards and systems that enable sophisticated products such as robots, aircraft, spacecraft and unmanned vehicles. The company produces more than 500 electronic components that can be configured in thousands of different ways. These products include single board computers, communications and networking modules, and complete systems.

SBS products are designed to open standards such as CompactPCI (CPCI), VMEbus (VME), PCI, PCI-Express, PMC, PC/104, AdvancedMC, and AdvancedTCA. SBS Technologies' single board computers are based on Intel® architecture, PowerPC® and FPGA processors.

"This transaction will benefit both SBS Technologies' customers and GE Fanuc Embedded Systems' customers," said Clarence Peckham, CEO of SBS Technologies. "Our complementary product sets provide our customers with a fantastic range of solutions today, and the combined resources will be able to take us farther in the future than either of our two companies could go working alone."

SBS Technologies has an excellent presence in Europe and Asia adding to the team GE Fanuc Embedded Systems has in place in those regions. And, the combined entity will have approximately 900 employees worldwide, 250 of whom are engineers.

Under the terms of the agreement, GE Fanuc Embedded Systems will acquire all of the issued and outstanding Common Shares of SBS Technologies (Nasdaq: SBSE). The transaction, which is subject to regulatory approvals, the approval of SBS Technologies' shareholders, and other customary conditions, is anticipated to close in the third quarter of 2006.

About SBS Technologies

SBS Technologies, Inc. (NASDAQ: SBSE) founded in 1986, designs and builds a wide range of standard and customized embedded computer products. Our products include processor boards, input/output modules, networking devices, and complete computer systems. Our products are used in many industries, including telecommunications, medical electronics, industrial automation and defense. Headquartered in Albuquerque, New Mexico, SBS maintains eight primary operating locations, has regional sales offices throughout the United States and has international sales and support offices in six countries. More information on SBS is available at www.sbs.com.

About GE Fanuc Embedded Systems

GE Fanuc Embedded Systems, Inc. is a part of GE Fanuc Automation Corporation, a joint venture between GE and FANUC LTD of Japan. GE Fanuc delivers automation hardware and software designed to help users reduce costs, increase efficiency and enhance profitability. With solutions and services catering to virtually every industrial segment, GE Fanuc provides a diverse array of capabilities and products, including controllers, embedded systems, advanced software, motion control, CNCs, operator interfaces, industrial computers, and lasers. Headquartered in Charlottesville, VA, GE Fanuc is a part of GE Industrial and combines the diverse global strengths of the GE family with the local presence customers need to design, develop and maintain their automation investments.

For more information, visit www.gefanuc.com/embedded or contact: GE Fanuc Embedded Systems, 12090 S. Memorial Pkwy, Huntsville, AL 35803, Phone: (800) 322-3616, Fax: (256) 882-0859, e-mail: info.embeddedsystems@gefanuc.com .

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Caution Concerning Forward-Looking Statements:

This document contains "forward-looking statements" - that is statements related to future, not past, events. In this context, forward-looking statements often address expected future business and financial performance, and often contain works such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For GE, particular uncertainties arise from the behavior of financial markets, including fluctuations in interest rates and commodity prices, from future integration of acquired businesses, from future financial performance of major industries which we serve, including, without limitation, the air and rail transportation, energy generation, media, real estate and healthcare industries, from unanticipated loss development in our insurance businesses, and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature. These uncertainties may cause actual future results to be materially different than those expressed in the forward-looking statements. Neither GE nor SBS Technologies undertakes to update our forward- looking statements.

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IMPORTANT INFORMATION

Investors and security holders of SBS Technologies are urged to read the proxy statement regarding the transaction referred to in the foregoing information, when it becomes available, because it will contain important information. The proxy statement will be filed with the Securities and Exchange Commission (the "SEC") by SBS Technologies. Investors and security holders may obtain a free copy of the proxy statement (when it becomes available) and other documents filed by SBS Technologies with the SEC at the SEC's website at www.sec.gov. In addition, the proxy statement (when it becomes available) and these other documents may be obtained free of charge from SBS Technologies by directing a request to SBS Technologies, Inc. at 7401 Snaproll NE, Albuquerque, New Mexico 87109, attention of Investor Relations.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of shareholders to approve the transaction referred to in the foregoing information from an SEC filing under Schedule 14A to be made by SBS Technologies at a future date.